Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic reports third fiscal quarter 2013 financial results

OKLAHOMA CITY (June 24, 2013) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the third fiscal quarter ended May 31, 2013.

Key highlights of the company's third quarter report included:

•	The company's net income per diluted share increased 8% to $0.26 in the third quarter of fiscal 2013 compared with net income per diluted share of $0.24 in the third quarter of fiscal 2012;
•

System-wide same-store sales increased 0.1% during the third quarter, consisting of 0.2% same-store sales increase at franchise drive-ins and a decrease of 1.1% at company drive-ins; weather is estimated to have had a 300 to 400 basis point adverse impact on system-wide same-store sales for the quarter; and

•

The company purchased $11 million of stock during the third fiscal quarter bringing fiscal year-to-date purchases to $35.5 million representing approximately 6% of its outstanding stock as of the beginning of the fiscal year.

“While challenging weather in March and April had a significant impact on our third quarter results, we were pleased to see our same-store sales return to positive in April and May,” said Clifford Hudson, Chairman, Chief Executive Officer and President. “Our new product pipeline and the increased efficiency of our media spending, including the shift to increased national advertising, continue to be positive drivers of our business.

“We remain confident in our plan to grow shareholder value by way of the company’s multi-layered growth strategy,” added Hudson. “We expect the increased effectiveness of our media, our innovative product pipeline and layered day-part promotional strategy to continue to drive same-store sales growth and in turn margin improvement, which will also be enhanced by technology investments.  This, combined with a new lower-cost, small building prototype, will improve the return on investment of new drive-ins, encouraging increased development.  Finally, we will continue to utilize the strength and flexibility of our franchise business model to grow operating income and use our free cash flow1 to opportunistically invest in our brand, repurchase stock and pay down debt. We expect each of the layers in our growth strategy to contribute to our ability to grow earnings per share at a rate in the low-to-mid teens in both the near term and long term.”

Financial Overview

For the third fiscal quarter ended May 31, 2013, the company's net income totaled $14.8 million or $0.26 per diluted share compared with net income of $14.4 million or $0.24 per diluted share in the same period of the prior year.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

For the first nine months of fiscal 2013, net income totaled $24.5 million or $0.43 per diluted share compared with net income of $21.6 million or $0.36 per diluted share for the same period in 2012 representing a 19% increase fiscal year-to-date.

The following non-GAAP adjustments are intended to supplement the presentation of the company's financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Nine months ended		Nine months ended
	May 31, 2013		May 31, 2012
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$24,503	$0.43	$21,583	$0.36	$2,920	14%	$0.07	19%
After-tax loss from early extinguishment of debt	315	0.01	-	-
Retroactive tax benefit of WOTC and resolution of tax matters	(743)	(0.02)	-	-
Adjusted - Non-GAAP	$24,075	$0.42	$21,583	$0.36	$2,492	12%	$0.06	17%

Company drive-in sales for the first nine months of fiscal 2013 decreased by $8.4 million compared to the same period in the prior year primarily as a result of the refranchising of 34 company drive-ins during the second fiscal quarter of 2012.

Same-Store Sales

For the third quarter ended May 31, 2013, system-wide same-store sales increased 0.1%, which was comprised of 0.2% same-store sales increase at franchise drive-ins and a decrease of 1.1% at company drive-ins. Weather is estimated to have had a 300 to 400 basis point adverse impact on system-wide same-store sales for the quarter. Despite the adverse weather, system-wide same-store sales were positive in April and improved further in May.

Development

Five new franchise drive-ins were opened in the third quarter of fiscal 2013 versus seven new franchise drive-in openings during the third quarter of fiscal 2012.

Fiscal Year 2013 Outlook

The company expects its initiatives to drive sales’ improvements going forward.  However, uncertainty with regard to the macroeconomic environment and its impact on consumer confidence may result in sales volatility. The outlook for fiscal 2013 anticipates the following elements:

•	Positive same-store sales in the low single digit range;
•	Drive-in level margins to improve from 50 to 75 basis points;
•	25 to 30 new franchise drive-in openings;
•	Selling, general and administrative expenses of $66 to $66.5 million;
•	Depreciation and amortization of $40 to $40.5 million;
•	Net interest expense of approximately $28 to $28.5 million excluding the impact of debt extinguishment charges;
•	An income tax rate between 36.5% and 37.5% for the fourth fiscal quarter and between 34.5% and 35.5% for fiscal 2013;
•	Capital expenditures of $35 to $40 million which includes partial implementation of technology initiatives in company drive-ins and implementation of the supply chain management system; and
•	Free cash flow of $45 to $50 million for fiscal 2013.

Investor Day

The company will host an investor day with industry analysts and institutional investors on Thursday, June 27, 2013. The meeting will begin at 8:00 a.m. EDT at the NASDAQ Marketsite. The event will be simulcast over the internet and a link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. EDT. The conference call can be accessed live by dialing (888) 811-5427 or (913) 981-5578 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 2939382.  The replay will be available until Monday, July 1, 2013.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately three million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than one million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America's "#1 burger quick service restaurant" in the 2013 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit www.sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONC-G

SONIC CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	May 31,		May 31,
	2013	2012	2013	2012
Revenues:
Company Drive-In sales	$108,445	$110,070	$285,607	$294,037
Franchise Drive-Ins:
Franchise royalties and fees	35,833	35,801	91,749	90,831
Lease revenue	1,089	2,056	3,524	4,605
Other	1,267	1,500	2,903	3,317
Total revenues	146,634	149,427	383,783	392,790
Costs and expenses:
Company Drive-Ins:
Food and packaging	30,776	30,600	80,954	83,011
Payroll and other employee benefits	37,924	38,539	102,837	106,363
Other operating expenses, exclusive of
depreciation and amortization included below	21,356	22,261	62,143	65,899
Total cost of Company Drive-In sales	90,056	91,400	245,934	255,273

Selling, general and administrative	16,943	16,951	48,540	48,452
Depreciation and amortization	9,783	10,288	30,447	31,264
Provision for impairment of long-lived assets	-	203	-	376
Other operating income, net	(142)	(151)	(353)	(613)
Total costs and expenses	116,640	118,691	324,568	334,752
Income from operations	29,994	30,736	59,215	58,038

Interest expense	7,170	7,836	22,293	23,807
Interest income	(153)	(174)	(462)	(477)
Loss from early extinguishment of debt	-	-	492	-
Net interest expense	7,017	7,662	22,323	23,330
Income before income taxes	22,977	23,074	36,892	34,708
Provision for income taxes	8,184	8,667	12,389	13,125
Net income	$14,793	$14,407	$24,503	$21,583

Basic income per share	$0.26	$0.24	$0.43	$0.36
Diluted income per share	$0.26	$0.24	$0.43	$0.36

Weighted average basic shares	56,005	59,936	56,492	60,736
Weighted average diluted shares	56,845	59,961	57,118	60,767

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
Drive-Ins in Operation
Company:
Total at beginning of period	405	412	409	446
Opened	1	-	1	-
Acquired from (sold to) franchisees	1	(1)	1	(35)
Closed (net of re-openings)	-	(2)	(4)	(2)
Total at end of period	407	409	407	409
Franchise:
Total at beginning of period	3,121	3,138	3,147	3,115
Opened	5	7	9	19
Acquired from (sold to) the company	(1)	1	(1)	35
Closed (net of re-openings)	(6)	(5)	(36)	(28)
Total at end of period	3,119	3,141	3,119	3,141
System-wide:
Total at beginning of period	3,526	3,550	3,556	3,561
Opened	6	7	10	19
Closed (net of re-openings)	(6)	(7)	(40)	(30)
Total at end of period	3,526	3,550	3,526	3,550

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$108,445	$110,070	$285,607	$294,037
Average drive-in sales	267	268	704	688
Change in same-store sales	(1.1)%	3.7%	1.5%	2.3%
Franchised Drive-Ins:
Total sales	$937,092	$934,449	$2,469,033	$2,431,649
Average drive-in sales	306	298	798	779
Change in same-store sales	0.2%	2.7%	0.9%	2.2%
System-wide:
Change in total sales	0.1%	2.4%	1.0%	2.9%
Average drive-in sales	$301	$294	$787	$768
Change in same-store sales	0.1%	2.8%	0.9%	2.2%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
Revenues (in thousands)
Company Drive-In sales	$108,445	$110,070	$285,607	$294,037
Franchise Drive-Ins:
Franchise royalties	35,756	35,599	91,491	89,980
Franchise fees	77	202	258	851
Lease revenue	1,089	2,056	3,524	4,605
Other	1,267	1,500	2,903	3,317
Total revenues	$146,634	$149,427	$383,783	$392,790

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.4%	27.8%	28.3%	28.2%
Payroll and employee benefits	35.0	35.0	36.0	36.2
Other operating expenses	19.6	20.2	21.8	22.4
Cost of Company Drive-In sales	83.0%	83.0%	86.1%	86.8%

	May 31,	August 31,
	2013	2012
Balance Sheet Data	(In thousands)
Cash and cash equivalents	$53,554	$52,647
Current assets	110,948	107,151
Property, equipment and capital leases, net	400,968	443,008
Total assets	642,504	680,760

Current liabilities, including capital lease obligations and
long-term debt due within one year	71,865	80,516
Obligations under capital leases due after one year	23,904	27,377
Long-term debt due after one year	436,135	466,613
Total liabilities	582,068	621,513
Stockholders' equity	$60,436	$59,247